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                                                                 Exhibit 10.5


                                FIRST AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT


         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into on May 31, 1996, by and between KTNQ/KLVE, INC., a California corporation ("Employer") and RICHARD HEFTEL, an individual ("Executive"), with reference to the following facts:

                 A. Employer and Executive entered into an Employment Agreement dated January 31, 1994 (the "Agreement").

                 B. The parties now desire to amend the Agreement on the terms and conditions contained herein.

                 The parties hereto hereby agree as follows:

                 1. Exhibit A of the Agreement is deleted in its entirety and replaced by Exhibit A attached hereto.

                 2. Section 10.3 of the Agreement is deleted in its entirety and replaced by the following Section 10.3:

                 "10.3 Should Employer terminate this Agreement for reasons other than those specified in Section 10.1 herein, Executive shall be entitled to the present value of all of the remaining Base Salary and Cash Incentive Compensation payable hereunder for the full remainder of the Term of this Agreement, to be paid in a single sum. For purposes of calculating Cash Incentive Compensation, it shall be assumed that the difference between actual Broadcast Cash Flow and Projected Broadcast Cash Flow (as defined in Exhibit "A") for each fiscal year and the Four Month Period (as defined in Exhibit "A") shall equal the difference between the actual Broadcast Cash Flow and the Projected Broadcast Cash Flow for the fiscal year of the Employer ending immediately preceding the date of termination and it shall be assumed each quarterly bonus would be earned only if such bonus was earned for the quarter immediately preceding the date of termination. The present value calculation shall assume interest at the prime rate (as published in the Wall Street Journal) for the first business day of the month in which the termination is effective."
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                 3.       The first sentence of Section 11.1.2 is amended by
adding "and any unpaid Cash Incentive Compensation for quarters preceding the quarter in which such termination becomes effective," immediately after "effective," and before "but shall".

                 4. Clause (b) of Section 13.2 is deleted in its entirety and replaced by the following new clause (b):

                          "(b)  unpaid Cash Incentive Compensation for years and
quarters preceding the date of death and the Cash Incentive Compensation (both the yearly and quarterly bonuses) for the year of death pro-rated through the date of death, and"

                 5. Except as amended hereby, the Agreement remains unchanged and in full force and effect.

                 IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.


                                       KTNQ/KLVE, INC.


                                       By: /s/ John Kendrick
                                          ---------------------------------
                                           Name:  John Kendrick
                                           Title: Senior Vice President and
                                                  Chief Financial Officer

                                       /s/ Richard Heftel
                                       ------------------------------------
                                           RICHARD HEFTEL





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                                   EXHIBIT A

                          Cash Incentive Compensation

         (a) If for a fiscal year of the Employer through the year ending September 30, 2000 or if for the four month period beginning October 1, 2000 and ending January 31, 2001 (the "Four Month Period"), the Broadcast Cash Flow of the Employer equals or exceeds the Projected Broadcast Cash Flow, the Executive shall receive a bonus of $50,000 plus an amount equal to 5% of the difference between the actual Broadcast Cash Flow and Projected Broadcast Cash Flow. For purposes hereof, Broadcast Cash Flow shall mean operating income, excluding depreciation and amortization, from all stations owned by the Employer for which Executive serves as the general manager. For purposes hereof the "Projected Broadcast Cash Flow" for each fiscal year is as follows:

             Fiscal Year                   Projected Broadcast
         Ending September 30                   Cash Flow
         -------------------               -------------------
                 1996                          14,555,000
                 1997                          15,283,000
                 1998                          16,047,000
                 1999                          16,849,000
                 2000                          17,691,000

For the Four Month Period, Projected Broadcast Cash Flow is $5,733,333. If Executive's employment is terminated under Section 10.1 prior to September 30, 2000 and the termination date is other than the last day of a fiscal year, Executive will be entitled to a pro rated bonus (based on the number of full months elapsed in the fiscal year) for the portion of the year preceding the termination date if the Projected Broadcast Cash Flow for the fiscal year in which the termination occurs is met through the end of the month next preceding the termination date. If Executive's employment is terminated during, but prior to the end of, the Four Month Period, Executive will be entitled to a pro-rated bonus (based on the number of days elapsed in the Four Month Period) for the portion of the Four Month Period preceding the termination date if the Projected Broadcast Cash Flow for the Four Month Period is met through the day immediately preceding the date of termination.





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                 (b)      For each quarter in which any station owned by
Employer is ranked No. 1 in the ratings published by Arbitron in the audience twelve years of age and older, Monday through Sunday, 6:00 a.m. to midnight (the "Category"), Employer shall pay to Executive a bonus of $12,500.

                 (c) For each quarter in which any station owned by Employer is the highest ranked Spanish language radio station in the Category and such station has a two point or greater lead over the next highest ranked Spanish language radio station in the Category based on the ratings published by Arbitron, Employer shall pay to Executive a bonus of $12,500.

                 (d) The bonuses for each fiscal year set forth in paragraph (a) of this Exhibit shall be paid not later than 60 days after the end of the Employer's fiscal year, or if the bonus is for a part of the year, not later than 60 days after the end of the last month taken into account in determining whether the Projected Broadcast Cash Flow is met. The quarterly bonuses set forth in paragraphs (b) and (c) of this Exhibit shall be paid within 15 days after the Arbitron ratings are published. Notwithstanding the foregoing, the bonus for the Four Month Period shall be paid by March 31, 2001.





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